UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_____________________

Date of Report (Date of earliest event reported): November 28, 2016

Gulf Island Fabrication, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	001-34279	72-1147390
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16225 Park Ten Place, Suite 280, Houston, Texas	77084
(Address of principal executive offices)	(Zip Code)

(713) 714-6100
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 28, 2016, Gulf Island Fabrication, Inc. (the “Company”) appointed David S. Schorlemer, age 49, as its new Executive Vice President of Finance, Chief Financial Officer and Treasurer, effective January 3, 2017. Kirk J. Meche, the Company’s President and Chief Executive Officer, will continue in the role of interim Chief Financial Officer and Treasurer until such time as Mr. Schorlemer’s appointment is effective.
Mr. Schorlemer has approximately twenty years’ experience as a financial or other senior officer in the energy services industry. Prior to joining the Company, Mr. Schorlemer served as Chief Financial Officer of GR Energy Services Management, L.P., an energy service company delivering completion and production solutions to the United States and Latin American markets. From 2004 to 2015, Mr. Schorlemer served as Executive Vice President and Chief Financial Officer of Stallion Oilfield Holdings, Inc., an energy service company providing upstream, midstream and industrial services to its customers. Mr. Schorlemer served as Chief Financial Officer and Vice President of Q Services, Inc. from 1997 until Q Services merged with Key Energy Services, Inc. in 2002. Following the merger, Mr. Schorlemer served as Vice-President Marketing & Strategic Planning of Key Energy Services, Inc. until 2004. Mr. Schorlemer also served as Project Manager with Accenture from 1991 to 1997. There are no transactions reportable pursuant to Item 404(a) of Regulation S-K in connection with Mr. Schorlemer’s appointment as Executive Vice President of Finance, Chief Financial Officer and Treasurer.
Mr. Schorlemer’s base salary will be $340,000. Mr. Schorlemer is eligible to participate in the Company’s annual and long-term incentive compensation programs generally available to executive officers beginning in 2017, as well as additional benefits generally available to all employees of the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF ISLAND FABRICATION, INC.

		By:	/s/ Kirk J. Meche
Kirk J. Meche
President and Chief Executive Officer; Interim Chief
Financial Officer &Treasurer

Dated:	December 2, 2016